UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CME GROUP INC.

(Name of Registrant as Specified In Its Charter)

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Patrick B. Lynch

Independent trader ~ 20 South Wacker Drive 7th Floor North ~ Chicago, Illinois, 60606

patrick.lynch@cmegroup.com

Dear B-2 (IMM) Shareholder,

During the past eight years that I have served on the Board of Directors of the Chicago Mercantile Exchange we have experienced dramatic changes to our business. CME has chosen to evolve and adapt to the changing landscape to take advantage of the future to enrich our shareholders (A and B). Opportunity and innovation will continue to be the backbone of CME.

CME Group has put together a fantastic array of future products for the world’s risk managers to use: short-term and long-term interest rates, equities, currencies, soft and hard agriculture, weather and real estate products. It is a diverse product line that is tied together with a state of the art clearing house that removes third party risk by guaranteeing every trade. For the cost of a candy bar ($ 1.19) a non-member can hedge one million dollars worth of short-term interest rate risk via one 3-month Eurodollar futures contact at CME. That sure seems like a great deal!! No wonder CME Eurodollars trade over 2.5 million contracts a day. This represents $2.5 trillion dollars of notional value per day.

The purchase of CBOT was a landmark occasion but by no means should we rest on our laurels. We have positioned CME Group to compete on the global stage. The Brazilian Mercantile & Futures Exchange (BM&F) deal is a giant first step in expanding globally. This may be the most critical time for CME in terms of direction as the CME Group rocket is on the launch pad. It is important to keep a clear head and stay focused. Hubris is a dangerous disease!

I am running unopposed this election but I feel it is important that B shareholders continue to vote. Apathy is a danger to any entity or group. The importance of continuing to vote sends a strong message to our Board that “B” owners are not indifferent to what is going on at CME Group. Representation on the Board (via the six B spots) is an important value of a B share and voting for your representative demonstrates this. B shareholders are the major users of CME Group products and should be as concerned with CME Group stock price as our A shareholders. Our shareholder interests are aligned here but the share price is only the expression of the prevailing value assigned by the market. The B shareholders have a keen eye to the landscape of the future industry and it is a landscape that is always shifting and changing. How CME Group adapts and takes advantage of the changing landscape will be the ultimate stock price determiner.

I hope to continue to work for you on the Board with your support. Please take the time to vote your B share.

Sincerely,

Patrick B. Lynch

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 7, 2008. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.